EXHIBIT 8.1


                               Balch & Bingham LLP
                       1901 Sixth Avenue North, Suite 2600
                            Birmingham, Alabama 35203
                                  205-226-8799




                                  May 21, 1998


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to Alabama Power Company in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and form of preliminary prospectus supplement (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  We have reviewed copies of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Balch & Bingham LLP under the caption "Certain Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.

                                                     Very truly yours,

                                                     /s/Balch & Bingham, LLP